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                                                                EXHIBIT 99(a)(5)


                     GOLDMAN SACHS VARIABLE INSURANCE TRUST

                          AMENDMENT NO. 4 TO AGREEMENT
                            AND DECLARATION OF TRUST


     The undersigned Secretary/Assistant Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on February 3, 2000:

     RESOLVED, that the Agreement and Declaration of Trust of Goldman Sachs Variable Insurance Trust dated September 16, 1997 (the "Declaration") be amended as contemplated in Article V, Section 1 thereof by establishing and designating an additional series of shares of beneficial interest of Goldman Sachs Internet Tollkeeper Fund (the "Fund"), such series to have the relative rights and preferences set forth in sections 2 through 6 of the Declaration and the prospectus offering such class of shares; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and each of them hereby is, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.



As of February 3, 2000                           /s/ Michael J. Richman
                                               -----------------------------
                                                     Michael J. Richman

                                                      Title: Secretary